Exhibit 23.1
CONSENT OF UHY LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated March 15, 2007 relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in Allis-Chalmers Energy Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.
/s/ UHY LLP
Houston, Texas
February 19, 2008